Exhibit 99.2

Beacon All Birds Email

Birds,

Since bluebird set out as an independent company in 2021, we have made remarkable strides to advance gene therapy, transform the lives of countless patients and families, and push the boundaries of what is possible in medicine—overcoming countless challenges along the way.

Those headwinds continue today—for bluebird and the field of gene therapy more broadly—which has made securing additional cash resources a longer process than originally anticipated.

I’m pleased to share that after a months-long strategic review process that involved meeting with more than 70 potential partners, today we announced a definitive agreement to be acquired and taken private by Carlyle and SK Capital—two leading investment organizations.

This is a significant and positive step forward that will enable bluebird to maintain operations, secure long-term access to bluebird therapies for patients, and maximize value for stockholders. It also marks the start of a new chapter for the flock. In addition to providing financial resources, Carlyle and SK Capital have engaged a group of highly experienced biotech executives led by David Meek (former CEO of Mirati Therapeutics, FerGene, and Ipsen and current Chairman of Sobi and uniQure) to support bluebird’s continued growth. It is expected that David will step into the role of bluebird CEO upon closing, which is expected to be in the first half of this year (subject to the tender of a majority of the outstanding shares of bluebird, receipt of applicable regulatory approvals, and other customary closing conditions). Additional details on this agreement are available in our press release here.

I remain incredibly proud of this team and all we have accomplished together.. Onward.

Andrew

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer for the outstanding shares of bluebird bio referenced in this communication has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of bluebird bio. The solicitation and the offer to buy shares of bluebird bio common stock will only be made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Beacon Parent Holdings, L.P. (“Parent”) and Beacon Merger Sub, Inc. (“Merger Sub”) intend to file with the Securities and Exchange Commission. In addition, bluebird bio will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain a free copy of these materials and other documents filed by Parent, Merger Sub and bluebird bio with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by bluebird bio under the “investors & media” section of bluebird bio’s website at www.bluebirdbio.com.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 OF BLUEBIRD BIO AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on bluebird bio’s current beliefs and expectations and include, but are not limited to: statements regarding beliefs about the potential benefits of the transaction; the planned completion and timing of the transactions contemplated by the Merger Agreement; and the prospective performance and outlook of the surviving company’s business, performance, and opportunities. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the tender offer and the merger; uncertainties as to the percentage of bluebird bio stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable regulatory and/or governmental entities (or any conditions, limitations or restrictions placed on such approvals); risks relating to bluebird bio’s liquidity during the pendency of the tender offer and the merger or in the event of a termination of the Merger Agreement; the risk that the milestone related to the contingent value right is not achieved; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from bluebird bio’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and other risks and uncertainties pertaining to bluebird bio’s business, including the risks and uncertainties detailed in bluebird bio’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Parent and Merger Sub and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by bluebird bio in connection with the tender offer.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and bluebird bio undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.